EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is made by and between The Cooper Companies, Inc. (collectively with its subsidiaries, the “Company”), and Gerard Warner (“Executive”) (collectively, the “Parties”, each a “Party”). As of the date (the “Execution Date”) this Agreement has been executed by both Parties, it will be deemed effective as of March 19, 2024 (the “Effective Date”).
Whereas, Executive is currently employed by Company as its President of CooperVision, Inc., a wholly-owned subsidiary of Company;
Whereas, Company wishes to continue to employ Executive and Executive wishes to be employed by Company on the terms set forth herein; and
Whereas, the Parties intend for this Agreement to set forth all of the terms and conditions of Executive’s employment with Company, and to supersede and replace all prior agreements, arrangements, representations or understandings between the Parties regarding Executive’s employment with Company, except for those prior agreements specifically identified herein.
AGREEMENT
Now, Therefore, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:
1.    Position. Company will continue to employ Executive and Executive shall continue to serve Company in the capacity of President, CooperVision, Inc.
2.    Duties. As President, CooperVision, Inc., Executive shall render exclusive, full-time services to Company and its subsidiaries, and exercise such authority and perform such duties as assigned to Executive by Company’s Operating Officer (the “COO”). Executive shall report to the COO. Executive shall perform services under this Agreement primarily at Company’s office in Victor, New York, and undertake business travel as necessary in performing the duties of his position. Subject to the terms of this Agreement, Executive’s responsibilities, working conditions and duties may be modified at the sole discretion of the COO or Company’s Board of Directors (the “Board”). While employed by Company, Executive shall not compete with, or prepare to compete with Company, and Executive shall devote Executive’s best efforts and full business time, skill and attention to performance of Executive’s duties on behalf of Company; provided, however, that Executive may engage in civic, educational and not-for-profit activities (e.g. charitable, university affiliation and industry association activities) as long as such activities do not materially interfere with Executive’s obligations hereunder or conflict with the interests of Company. During Executive’s employment with Company, Executive agrees not to engage in any business or for-profit activities outside Company, including serving on any advisory boards or boards of directors of for-profit entities other than in a representative capacity for the Company or its affiliates, except with the prior written approval of the COO, which approval may be rescinded at any time in the COO’s sole discretion; provided however, that in the event of such rescission Executive shall be permitted reasonable time for orderly withdrawal from any board with respect to which such consent has been rescinded. By signing this Agreement, Executive represents that, to the best of Executive’s knowledge, Executive is not subject to any other contract or duty that would interfere in any way with Executive’s employment with Company or performance of employment duties hereunder.
3.    Policies and Procedures. Executive shall be subject to and will comply with the policies and procedures of Company, as modified from time to time at Company’s sole discretion, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement (in which case, this Agreement shall control).
4.    Base Salary. For services rendered hereunder, Executive shall receive an initial base salary at the rate of $550,000 per year, subject to applicable payroll withholdings and deductions, which shall be deemed to have been effective as of January 1, 2024, and an initial true-up payment will be made, if necessary, within fifteen (15) days of the Execution Date. Otherwise, such base salary amount will be paid periodically in accordance with ordinary Company payroll practices. Executive’s base salary shall be subject to annual reviews and periodic adjustment by the Organization and Compensation Committee of the Board (the “Compensation Committee”), which has full discretion to adjust Executive’s base salary. (For purposes of this Agreement, Executive’s base salary as so adjusted from time to time, shall be referred to as the “Base Salary.”)
5.    Performance Bonus. Executive will be eligible to receive an annual performance bonus (“Performance Bonus”), with a target level (the “Bonus Target”) determined pursuant to Company’s Management Incentive Program (the “MIP”). The Board or its Compensation Committee will use best efforts to determine the Bonus Target for each year no later than December 31of such year. The annual amount of such Performance Bonus shall be determined in the sole discretion of the Board or by its Compensation Committee (under authority delegated by the Board), based upon a review of both Executive's individual performance and Company’s performance, pursuant to Company’s MIP. The Board or the Compensation Committee, in their sole discretion, shall determine: the extent to which both Company and Executive have achieved any corporate or individual performance goals or targets, or other terms and conditions applicable to the Performance Bonus; the amount of the Performance Bonus (if any); and whether and to what extent a Performance Bonus may be paid with respect to any year during which Executive's employment terminates, subject to the terms and conditions of this Agreement.  Performance Bonuses are not earned until they are approved in writing by the Board or Compensation Committee and paid to senior executive officers of Company. Any Performance Bonuses earned shall be paid subject to applicable employment taxes, withholding and deductions. Except as otherwise expressly provided in this Agreement, Executive must remain continuously employed with Company through the date that Performance Bonuses are generally paid to senior executive officers of Company in order to be eligible to receive such Performance Bonus.
6.    Other Benefits. While employed by Company pursuant to this Agreement, Executive shall be entitled to the following benefits:
(a)    Executive Benefits. Executive shall be entitled to all benefits to which other executive officers of Company are entitled, on the same terms and conditions in effect from time to time, including, without limitation, participation in pension and profit sharing plans, Company’s 401(k) plan, group insurance policies and plans (including medical, health, vision, and disability insurance policies and plans, and the like), and executive perquisites, which may be maintained by Company for the benefit of its executives. Company reserves the right to alter, discontinue and/or amend its benefit plans and programs, as well as any executive perquisites, from time to time in its sole discretion.
(b)    Expense Reimbursement. Executive shall receive reimbursement for reasonable out-of-pocket expenses incurred in connection with the performance of Executive’s duties hereunder, including, but not limited to, any business travel on behalf of Company or its subsidiaries, in accordance with Company’s expense reimbursement policies and procedures in effect from time to time, including a requirement for specific itemization and documentation of such expenses.
7.    Confidential Information, Rights and Duties.

(a)    Confidential Information. Executive entered into a Disclosure and Secrecy Agreement with the Company, dated May 21, 2012, which agreement remains in full force and effect, and is incorporated herein by this reference.
(b)    Exclusive Property. Executive agrees that all Company-related business procured by Executive, and all Company-related business opportunities and plans made known to Executive while employed by Company, are and shall remain the permanent and exclusive property of Company.
8.    Termination of Employment.
(a)    At-Will Status. Company and Executive understand and agree that this employment relationship is at-will. Accordingly, there are no promises or representations concerning the duration of Executive’s employment relationship, which may be terminated by either Executive or Company at any time, with or without Cause or Good Reason (as defined herein), and with or without advance notice. Executive’s at-will status cannot be altered except in an express written agreement signed by Executive and Company with specific written approval of Company’s Board.
(b)    Resignation by Executive. Executive may resign from Company with or without Good Reason. Executive agrees to provide at least three (3) weeks advance written notice of a resignation without Good Reason, to allow for an orderly transition. Company may accelerate the date Executive’s resignation is to become effective, in its sole discretion. In the event Company accelerates the resignation effective date, Executive will be paid Base Salary severance through the originally tendered resignation date, provided that in no such event will Executive be entitled under this paragraph 8(b) to receive more than three (3) months of Base Salary severance beyond the accelerated resignation date.
(c)    Definition of Cause. For purposes of this Agreement, “Cause” for Company to terminate Executive shall mean: (i) Executive’s conviction or plea of guilty or nolo contendere to any felony; (ii) Executive’s willful misconduct in performing Executive’s duties, where such misconduct has had or is reasonably likely to have a material adverse effect upon Company; or (iii) any material breach of this Agreement, the Confidential Information Agreement, any other fully executed agreement with Company, or Company’s policies. Notwithstanding the foregoing, if any act or omission giving rise to Cause is reasonably capable of cure, “Cause” for Company to terminate Executive shall not exist unless: (x) Company provides Executive with specific written notice of the existence of the condition giving rise to Cause within thirty (30) days after the condition giving rise to Cause was first reasonably discoverable by Company; and (y) Executive fails to cure such condition within thirty (30) days after Executive’s receipt of such written notice.
(d)    Definition of Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s prior written consent: (i) one or more reductions in Executive’s combined Base Salary and Bonus Target that result in a total reduction of more than ten percent (10%) in Executive’s target package (which consists of the combined cash value of the Base Salary and Bonus Target, irrespective of the actual amount of any Performance Bonus awarded) over the twelve (12) month period immediately preceding such reductions, unless such reductions are made pursuant to one or more across-the-board reductions of all senior executives’ base salaries and/or bonus targets; (ii) a material diminution of Executive’s duties, authority or responsibilities taken as a whole; or (iii) an involuntary relocation of Executive’s principal place of employment to a location that increases Executive’s one-way commute from Executive’s principal residence by more than fifty (50) miles. For avoidance of doubt, any change resulting in Executive no longer reporting to the COO or to the Chief Executive Officer shall constitute a material diminution of Executive’s duties, authorities, or responsibilities as set forth in clause (ii) above in this paragraph. Notwithstanding the foregoing, “Good Reason” for Executive to resign shall not exist unless: (x) Executive provides Company with specific written notice of the existence of the condition giving rise to Good Reason within ninety (90) days after its initial occurrence; (y) Company fails to remedy such condition within thirty (30) days after its receipt of such written notice; and (z) Executive resigns within ninety (90) days after the cure period has lapsed.
(e)    Final Pay upon Termination for Any Reason. Except as otherwise provided by this Agreement and/or required by law, upon termination of Executive’s employment for any reason, Company’s obligation to make payments hereunder shall cease, except that Company shall pay all amounts due and payable for Executive’s services through Executive’s last day of employment (the “Separation Date”), including all accrued unpaid Base Salary and Performance Bonus compensation earned through Separation Date, any benefits accrued prior to the Separation Date, all accrued but unused vacation as of the Separation Date, and any reimbursable business expenses incurred but unreimbursed as of the Separation Date.
(f)    Severance Benefits upon a Covered Termination (No Change in Control).
(i)    Severance Benefits. If Executive’s employment is terminated by Company without Cause or due to Executive’s resignation for Good Reason (each a “Covered Termination”), Executive shall be eligible to receive the following severance benefits: (1) payment of a severance amount equal to twenty-four (24) months of Executive’s Base Salary in effect immediately prior to the Separation Date (or, the level in effect prior to a reduction of Base Salary that constitutes Good Reason), less applicable payroll tax withholdings and deductions (the “Cash Severance”); (2) a lump sum cash payment equal to the full amount of Executive’s Bonus Target for the fiscal year in which the Separation Date occurs, less applicable employment tax withholdings and deductions (the “Full Target Bonus”); (3) Executive’s then-outstanding equity awards (the “Equity Awards”) that vest based on time will be accelerated with respect to the portion of such Equity Awards that would have become vested if Executive remained employed for twelve (12) months after the Separation Date, unless otherwise provided in any time-based Equity Award granted after the Effective Date; provided that, any time-based Equity Awards that are subject to “cliff” vesting, will be converted to monthly vesting, if necessary, in order to effect such vesting acceleration; and (4) the exercise period applicable to the Equity Awards will be extended until the later of (A) the first (1st) anniversary of the Separation Date; or (B) the date provided in the applicable Equity Award agreement, but in no case longer than the expiration of the stated term of the Equity Award. Except for the foregoing accelerated vesting and extended exercise benefits, all existing terms and conditions applicable to the Equity Awards shall remain in full force and effect. For the avoidance of doubt, the vesting of Executive’s performance-based Equity Awards that were granted under the Company’s Long-Term Performance Share Award Agreement will continue to be governed under the terms of such document. In addition, provided Executive timely elects to continue Executive’s group health insurance coverage after the Separation Date pursuant to the federal COBRA law or applicable state insurance laws such as Cal-COBRA (collectively, “COBRA”), and the terms of the governing health insurance policies, Company will reimburse the monthly COBRA health insurance premiums (the “COBRA Payments”) Executive pays to continue Executive’s health insurance coverage (including dependent coverage) for twenty-four (24) months after the Separation Date, or until such earlier date as Executive either becomes eligible for group health insurance coverage through a new employer or ceases to be eligible for COBRA coverage (the “COBRA Payment Period”). Executive must submit to the Company appropriate documentation of the foregoing health insurance payments, within sixty (60) days of making such payments, in order to be reimbursed. Notwithstanding the foregoing, if Company determines, in its sole discretion, that it cannot pay the COBRA Payments without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), at the end of each remaining month of the COBRA Payment Period, Company shall pay Executive directly a taxable monthly amount which, after taxes, equals the COBRA Payment amount Company would have otherwise paid to Executive (assuming a 35% tax rate). Executive agrees to promptly notify Company in writing if Executive becomes eligible for group health insurance coverage through a new employer before the end of the specified reimbursement period. (All severance benefits provided in this entire subsection 8(f)(i) are referred to collectively as the “Severance Benefits.”)
(ii)    Preconditions. As a precondition to receiving any Severance Benefits, Executive must (1) remain in compliance with all continuing obligations Executive owes to Company, including those under this Agreement and Executive’s Confidential Information Agreement, and (2) within twenty-one (21) days after the Separation Date (or forty-five (45) days after the Separation Date, in the event of a group reduction-in-force), Executive must sign and return to Company, a release of claims in substantially the form attached hereto as Exhibit A (the “Release”) (as modified, if necessary, to comply with legal requirements in the event of a group reduction-in-force) and allow the Release to become fully-effective and non-revocable by its terms. The Cash Severance will be paid in the form of continuing installments on Company’s ordinary payroll schedule, beginning on the first payroll date following the effective date of such Release. The Full Target Bonus will be paid on the next date on which bonuses are regularly scheduled to be paid, which in no event will be later than March 15 of the year following the year in which the Separation Date occurs. In the event the Release is not fully effective as of the next date on which bonuses are regularly scheduled to be paid, the Full Target Bonus will be paid within ten (10) business days following the effective date of such Release.
(g)    Termination Due to Death or Disability. Subject to applicable state or federal law, Executive’s employment with Company will automatically terminate upon Executive’s death or Disability. For purposes of this Agreement, “Disability” means a physical or mental condition or disability which prevents Executive from performing Executive’s job responsibilities for more than six (6) months in any twelve (12) month period, or for more than four (4) consecutive months. If Executive’s employment is terminated due to Executive’s death or Disability, in addition to any benefits under Company’s standard life and disability insurance policies, Executive (or Executive’s designated beneficiaries or estate) shall be eligible to receive the following severance benefits: (i) a lump sum payment equal to the amount of Executive’s Bonus Target for the fiscal year in which the Separation Date occurs, prorated based on the Separation Date and less applicable employment tax withholdings and deductions; (ii) accelerated vesting of Executive’s performance-based Equity Awards, prorated as set forth in the applicable Equity Award agreements (i.e., for any long-term performance share awards, a pro rata portion of those performance shares which have not completed their performance cycle, based on the portion of the performance cycle completed as of the Separation Date and based on the actual performance at the end of such performance cycle); (iii) monthly prorated accelerated vesting of Executive’s time-based Equity Awards; and (iv) the exercise period applicable to the Equity Awards will be extended until the later of (1) the first (1st) anniversary of the Separation Date; or (2) the date provided in the applicable Equity Award agreement, but in no case longer than the expiration of the stated term of the Equity Award. Except for the foregoing accelerated vesting and extended exercise benefits, all existing terms and conditions applicable to the Equity Awards shall remain in full force and effect. (For sake of reference, all severance benefits provided in this entire subsection 8(g) are referred to collectively as the “Death or Disability Severance Benefits”). The Death and Disability Severance Benefits shall be paid subject to the same preconditions and on the same terms and conditions applicable to the Severance Benefits, as set forth in Section 8(f)(ii) (Preconditions).
9.    Change In Control Benefits.
(a)    Change in Control Termination. If Executive’s employment with Company is terminated by Company without Cause (but not due to Executive’s death or Disability) or Executive resigns for Good Reason, and such termination or resignation occurs within the period beginning three (3) months before and ending twelve (12) months after a Change in Control (defined below) (each a “CIC Termination”), Executive shall be eligible to receive the following enhanced severance package (in lieu of the Severance Benefits described above): (i) payment of thirty-six (36) months of Executive’s Base

Salary as in effect immediately prior to the Separation Date (or, the level in effect prior to a reduction of Base Salary that constitutes Good Reason), less applicable withholdings and deductions; (ii) a lump sum cash payment equal to the Full Target Bonus; (iii) accelerated vesting of Executive’s Equity Awards so that Executive becomes one hundred percent (100%) vested in all such Equity Awards, with the Equity Awards that vest based on performance being accelerated to the “target” level of achievement; and (iv) the exercise period applicable to the Equity Awards will be extended until the later of (1)the first (1st) anniversary of the Separation Date; or (2) the date provided in the applicable Equity Award agreement, but in no case longer than the expiration of the stated term of the Equity Award. Except for the foregoing accelerated vesting and extended exercise benefits, all existing terms and conditions applicable to the Equity Awards shall remain in full force and effect. In addition, provided Executive timely elects to continue Executive’s group health insurance coverage after the Separation Date pursuant to COBRA, and the terms of the governing health insurance policies, Company will reimburse all monthly COBRA health insurance premiums Executive pays to continue Executive’s health insurance coverage (including dependent coverage) for thirty-six (36) months after the Separation Date or until such earlier date as Executive either becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA coverage. (All severance benefits provided in this subsection 9(a) shall be referred to collectively as the “CIC Severance Benefits.”) The CIC Severance Benefits shall be paid subject to the same preconditions and on the same terms and conditions applicable to the Severance Benefits, as set forth in Section 8(f)(ii) (Preconditions).
(b)    Definition of Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (i) the acquisition by any individual, entity or group (a “Person”), within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934 (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding securities of Company entitled to vote generally in the election of directors (“Voting Stock”); or (ii) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of Company, or other transaction ( each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Company or all or substantially all of Company's assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Voting Stock of Company; and (B) no Person beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination.
(c)    Prior CIC Benefits. The Parties hereby acknowledge and agree that: (i) this Agreement supersedes in its entirety the May 31, 2015 Change in Control Agreement between Executive and Company (the “Prior CIC Agreement”), such that the Parties’ rights and obligations under that Prior CIC Agreement are null and void as of the Effective Date; and (ii) the CIC Benefits are the sole benefits to which Executive shall be entitled in the event of a CIC Termination.
10.    Code Section 409A Compliance. Notwithstanding anything set forth in this Agreement to the contrary, any payments and benefits provided pursuant to this Agreement which constitute “deferred compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Internal Revenue Code (the “Code”) shall not commence until Executive has incurred a “separation from service” (as such term is defined in the Treasury Regulation Section 1.409A-1(h) (“Separation From

Service”), unless Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.
For the avoidance of doubt, it is intended that the payments and benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Company (or, if applicable, the successor entity thereto) determines that any payments upon Executive’s Separation From Service set forth herein and/or under any other agreement with Company constitute “deferred compensation” under Section 409A and Executive is, on Executive’s Separation From Service, a “specified employee” of Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely, to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments upon Executive’s Separation From Service shall be delayed until the earlier to occur of: (a) the date that is six months and one day after Executive’s Separation From Service or (b) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the payments upon Executive’s Separation From Service that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the severance benefits had not been so delayed pursuant to this section and (B) commence paying the balance of the severance benefits in accordance with the applicable payment schedules set forth in this Agreement.
None of the severance benefits under this Agreement will commence or otherwise be delivered prior to the effective date of the Release. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” (as described above) or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with Company’s normal payroll practices and no interest will be due on any amounts so deferred.
11.    Better After Tax Provision. If any payment or benefit that Executive will or may receive from Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the 280G Payment that would result in no portion of the 280G Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the 280G Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the 280G Payment may be subject to the Excise Tax. If a reduction in a 280G Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the 280G Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, 280G Payments that are contingent on future events (e.g., being terminated without Cause), will be reduced (or eliminated) before 280G Payments that are not contingent on future events; and (C) as a third priority, 280G Payments that are “deferred compensation” within the meaning of Section 409A of the Code will be reduced (or eliminated) before 280G Payments that are not “deferred compensation” within the meaning of Section 409A of the Code.
If Section 280G of the Code is not applicable by law to Executive, Company will determine whether any similar law in Executive’s jurisdiction applies and should be taken into account.
The independent professional firm engaged by Company for general tax audit purposes as of the day prior to the effective date of the Change in Control will make all determinations required to be made under this Section. If the firm so engaged by Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Company will appoint a nationally recognized independent professional firm to make the determinations required hereunder. Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. Company will use commercially reasonable efforts to cause the firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Company and Executive within thirty (30) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Company or Executive) or such other time as requested by Company or Executive.
If Executive receives a 280G Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the 280G Payment is subject to the Excise Tax, Executive will promptly return to Company a sufficient amount of the 280G Payment (after reduction pursuant to clause (x) of the first paragraph of this Section) so that no portion of the remaining 280G Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of the first paragraph of this Section, Executive will have no obligation to return any portion of the 280G Payment pursuant to the preceding sentence.
12.    Miscellaneous.
(a)    Taxes. Executive shall be responsible for the payment of any taxes due on any and all compensation, stock option, or benefit provided by Company pursuant to this Agreement which are not withheld by Company. Executive agrees to indemnify and hold harmless Company from any and all claims or penalties asserted against Company arising from Executive’s failure to pay taxes due on any compensation, stock option, or benefit provided by Company pursuant to this Agreement. Executive expressly acknowledges that Company has not made any representation about the tax consequences of any consideration, including any extended exercise period, provided by Company to Executive pursuant to this Agreement; and that Company has advised Executive to seek independent tax advice with respect to any tax matters related to this Agreement. Executive understands and acknowledges that, pursuant to the tax rules governing incentive stock options, any extension of the exercise period applicable to incentive stock options held by Executive may immediately cause such options to cease to qualify as incentive stock options and by executing this Agreement, Executive agrees to such treatment.
(b)    Modification/Waiver. This Agreement may not be amended, modified, superseded, canceled, renewed or extended, or any terms or covenants hereof waived, except by a writing executed by Executive and for Company by a duly authorized Board member; or, in the case of a waiver, by the Party waiving compliance. Failure of any Party at any time to require performance of any provision hereof shall not affect the Party’s right at a later time to enforce such provision. No waiver by a Party of a breach of this Agreement shall be deemed to be a waiver of any other breach of any term or condition contained in the Agreement.
(c)    Successors and Assigns. This Agreement may be assigned by Company to an affiliated entity of the Company with or without Executive’s consent. This Agreement shall be assigned by the Company to any successor of the Company. This Agreement shall not be assignable by Executive.
(d)    Notices. All notices to be given hereunder shall be in writing and shall be deemed to have been duly given on: the date personally or hand delivered; one (1) day after being sent by internationally-recognized overnight delivery courier; and three (3) days after being sent by certified mail, return receipt requested. Notices mailed to Executive shall be sent to Executive’s last home address as reflected in Company’s personnel records. Executive shall promptly notify Company of any change in Executive’s address. Notices to Company shall be directed to the Chair of the Board and shall be mailed to Company’s headquarters.
(e)    Dispute Resolution. To aid in the rapid and economical resolution of any disputes that may arise between Executive and Company, the Parties agree that any and all disputes, claims, or demands arising from or relating to this Agreement (including but not limited to the Confidential Information Agreement incorporated by reference herein), Executive’s employment relationship with Company, or the termination of that relationship (including statutory claims), shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted by JAMS, Inc. (“JAMS”) or its successor, before a single neutral arbitrator, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/) and subject to JAMS’ Policy on Employment Arbitration Minimum Standards of Procedural Fairness. The Parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator shall: (a) have authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based; and (c) have authority to decide questions regarding the enforceability, interpretation, scope, applicability, or coverage of this Agreement (including whether an issue is subject to arbitration under this Agreement). Company shall pay all JAMS’ arbitration fees. Executive will have the right to be represented by legal counsel at any arbitration proceeding, at Executive’s expense. The arbitrator may award reasonable attorney’s fees, costs, and expenses to the prevailing party in any arbitration (as reasonably determined by the arbitrator), in addition to any other relief to which the prevailing party may be entitled. Nothing in this Agreement is intended to prevent either Party from obtaining injunctive relief in a court of applicable jurisdiction to prevent irreparable harm pending the conclusion of any arbitration; or from enforcing any arbitration award in a court of applicable jurisdiction.
(f)    Indemnification. In addition to any rights to indemnification to which Executive may be entitled under Company’s Charter and By-Laws, Company shall indemnify, defend and provide Director and Officer liability insurance coverage to Executive at all times during and after Executive’s employment to the maximum extent permitted by applicable state laws and such insurance policies to cover Executive’s liability and expenses related to Executive’s acts and omissions within the course and scope of employment with Company, and shall pay Executive’s expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws.
(g)    Entire Agreement. This Agreement, together with the Exhibits, sets forth the complete and exclusive agreement and understanding of the Parties with regard to the subject matter hereof, and supersedes any and all prior or contemporaneous agreements, promises, representations, or communications, written or oral, pertaining to the subject matter hereof (including, but not limited to, the Prior CIC Agreement and any other communications between the Parties regarding benefits in the event of a change in control of Company); provided, however, that this Agreement and its Exhibits do not supersede any prior Performance Unit Plan agreements or any other equity agreements or plans. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the invalid or unenforceable provision shall be modified to render it valid and enforceable consistent with the intent of the parties insofar as possible under applicable law. For purposes of construing this Agreement, any ambiguities shall not be construed against any party as the drafter. This Agreement may be executed in counterparts, which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without regard to conflict of laws principles.
In Witness Whereof, the Parties have each duly executed this Agreement as of the date written below to indicate their understanding and acceptance of all of the above-stated terms and conditions.
The Cooper Companies, Inc.

By: /s/ Albert G. White III
Albert G. White III
President & Chief Executive Officer

Date: ___30 March 2024 __________________

Executive

/s/ Gerard Warner
Gerard Warner

Date: ___29 March 2024 __________________

Exhibit A
RELEASE
To be signed on or within twenty-one (21) days after the Separation Date
My employment with the Cooper Companies, Inc. (“Company”) ended in all capacities on ________ (the “Separation Date”). I hereby confirm that I have been paid all compensation owed to me by Company for all hours worked; I have received all leave and leave benefits and protections for which I was eligible, pursuant to Company’s policies, applicable law, or otherwise; and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

If I choose to enter into this Release and allow it to become effective by its terms, Company will provide me with certain severance benefits pursuant to the terms of the Executive Employment Agreement between me and Company dated _______________, (the “Agreement”). I understand that I am not entitled to such severance benefits unless I return this fully-executed Release to Company within twenty-one (21) days after the Separation Date, and allow this Release to become fully effective and non-revocable by its terms. (Capitalized terms used but not defined in this Release shall have the meaning ascribed to them in the Agreement.)

In exchange for the severance benefits to which I would not otherwise be entitled, I hereby generally and completely release Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring prior to or at the time that I sign this Release, including but not limited to claims arising from or in any way related to my employment with Company or the termination of that employment (collectively, the “Released Claims”). By way of example, the Released claims include, but are not limited to: (1) all claims related to my compensation or benefits from Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Company; (2) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (3) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (4) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and California state law.
Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any claims for breach of the Agreement arising after the date on which I sign this Release; (2) claims for reimbursement of properly incurred business expenses prior to and through the Separation Date which are submitted to Company for reimbursement within thirty (30) days after the Separation Date; (3) all rights I have in respect of the Equity Awards; (4) all claims for or rights to indemnification pursuant to this Agreement, the articles of incorporation and bylaws of Company, any indemnification agreement to which I am a party, or applicable law; (5) the Company’s continuing severance obligations under the Agreement; and (6) all claims which cannot be waived as a matter of law. I understand that nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other government agency, except that I acknowledge and agree that I am hereby waiving my right to any monetary benefits in connection with any such claim, charge or proceeding (except for such benefits with respect to proceedings before the Securities and Exchange Commission). I hereby represent and warrant
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that, other than the Excluded Claims, I am not aware of any claims that I have or might have against any of the parties released above that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that may arise after the date I sign this Release; (b) I have been advised that I have the right to consult with an attorney prior to executing this Release (although I may choose voluntarily not to do so); (c) I have been given twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (d) I have seven (7) days following my execution of this Release to revoke my acceptance of it (with such revocation to be delivered in writing to the Chair of the Board within the 7-day revocation period); and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign it, provided I do not earlier revoke it (“Effective Date”).
As required under California law for a general release of all known and unknown claims, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.
I further agree: (a) not to disparage Company or any of the other Released Parties, in any manner likely to be harmful to its or their business, business reputation or personal reputation (although I may respond accurately and fully to any question, inquiry or request for information as required by legal process); (b) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceedings against Company, its affiliates, officers, directors, employees or agents; and (c) to reasonably cooperate with Company by voluntarily (without legal compulsion) providing accurate and complete information, in connection with Company’s actual or contemplated defense, prosecution or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or omissions that occurred during my employment with Company. I hereby certify that I have returned, without retaining any reproductions (in whole or in part), all information, materials and other property of Company, including but not limited to any embodiment (in any medium) of any confidential or proprietary information of Company (including but not limited to any such embodiments on any personally-owned electronic or other storage device such as computer, cellular phone, PDA, tablet or the like).
This Release, together with the Agreement (including all Exhibits and documents incorporated therein by reference), constitutes the complete, final and exclusive embodiment of the entire agreement between me and Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained in the Release or the Agreement, and it entirely supersedes any other such promises, warranties or representations, whether oral or written.

Reviewed, Understood and Agreed:

By:                            Date:
Gerard Warner
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